EXHIBIT 99.1

Circle Star Energy Appoints G. Jonathan Pina as CFO

HOUSTON, TX – (MARKETWIRE – July 13, 2011) – Circle Star Energy Corp. (OTCBB: CRCL) (the “Company” or “Circle Star”) is pleased to announce the addition of G. Jonathan Pina as Chief Financial Officer, effective July 11, 2011. As Chief Financial Officer, Mr. Pina will provide input on the Company’s growth strategy and determine the Company’s fiscal roadmap.

Mr. Pina brings a wide range of oil and gas finance and transaction experience; specifically, he has advised companies in conventional exploration and production, unconventional resource development, liquefied natural gas (LNG) commercialization, midstream operations, crude reﬁning, and oilﬁeld services.

Prior to joining Circle Star, Mr. Pina was the Managing Partner and co-founder of Pimuro Capital Partners, a boutique financial advisory firm serving small cap energy companies. Prior to founding Pimuro, Mr. Pina led the Energy group at a boutique investment bank in Houston, Texas, prior to which, he started his career in energy at Randall & Dewey (now, Jefferies’ Energy Investment Banking Group).

Mr. Pina received his Bachelor of Arts degree from Rice University and his Master of Business Administration degree from the Jesse H. Jones Graduate School of Management at Rice University.

Based on the addition of Mr. Pina to the Circle Star team, the Company will begin the process to establish Houston, Texas as the Company’s corporate headquarters.

Further details regarding the Company, its appointments, finances and agreements are filed as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934, as amended, filed with the Securities and Exchange Commission’s EDGAR database.

Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new business opportunities and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.  Although the Company has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact:
David Brow, President

T: (206) 273-7892
david@circlestarenergy.com

Source: Circle Star Energy Corp.